                                                                   Exhibit 4.4.3



                          THIRD SUPPLEMENTAL INDENTURE

     This "Supplemental Indenture," dated as of February 7, 2002, between the subsidiary of MeriStar Hospitality Corporation, a Maryland corporation (the "Company"), indicated as a signatory hereto (the "Guarantor") and The Bank of New York (as successor to IBJ Whitehall Bank & Trust Company), as trustee under the indenture referred to below (the "Trustee").

                               W I T N E S S E T H

     WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as amended and supplemented, the "Indenture"), dated as of March 18, 1999 providing for the issuance of up to an aggregate principal amount of $55,000,000 of 8-3/4% Senior Subordinated Notes due 2007 (the "Notes");

     WHEREAS, Section 4.15 of the Indenture provides that under certain circumstances the Company is required to cause the Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantor shall unconditionally guarantee all of the Company's Obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein; and

     WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

     1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

     2. AGREEMENT TO GUARANTEE. The Guarantor hereby agrees, jointly and severally with all other guarantors under the Indenture, to guarantee the Company's obligations under the Notes on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture. The obligations of the Guarantor hereunder shall be junior and subordinated to the Senior Debt of such Guarantor in the manner and to the extent set forth in Article 11 of the Indenture.

     3. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, shareholder or agent of the Guarantor, as such, shall have any liability for any obligations of the Company or any other guarantor under the Notes, any guarantees under the Indenture, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Such waiver or release may not be effective to waive or release liabilities under the federal securities laws.

     4. NEW YORK LAW TO GOVERN. The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture.

     5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

     6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

                           GUARANTOR:

                           MERISTAR HOSPITALITY FINANCE CORP. III,
                           a Delaware corporation

                           By: /s/ Christopher L. Bennett
                               -----------------------------
                               Christopher L. Bennett
                               Senior Vice President and
                               General Counsel

                           TRUSTEE:

                           THE BANK OF NEW YORK,
                           as Trustee

                           By:  /s/ Ming J. Shiang
                                ----------------------------
                                Name: Ming J. Shiang
                                Title: Vice President